Exhibit 21


EXHIBIT 21.  SUBSIDIARIES OF INNOVEX, INC.

                                                State or other jurisdiction of
Name                                            Incorporation or Organization
----                                            -----------------------------

Innovex Precision Products Corporation          Minnesota

Iconovex Corporation                            Minnesota

Litchfield Precision Components, Inc.           Minnesota

Mar Engineering, Inc.                           Minnesota

Innovex Sales Limited                           Jamaica

Innovex Prairie West, Inc.                      Minnesota

Smart Solution, LLC                             Delaware